Lolaark Vision Inc

Lolaark Vision Inc. is a technology company inventing and developing software for live video stream visibility restoration. When rain, haze, fog, murky water blind your digital camera, Lolaark Vision's plugin may clarify the live stream without requiring special optical instrumentation.



Invest

$100 minimum investment

DEADLINE: September 29, 2023

in 3 months

SHARE PRICE

$2.50

TOTAL RAISED

$34,740

VALUATION

$19,473,860

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Video streams for drones or dash cams and camera-based AI applications, such as "auto-pilots" or assisted driving devices often lose visual clarity due to visibility problems caused by fog, rain, snow, or low illumination as in nighttime.

Lolaark Vision Inc. is a software technology company inventing and developing software for live video stream visibility restoration that helps the operator or an automated navigation system of a vehicle to view and recognize potential risks on the land, in the air, or even underwater. **This groundbreaking technology is one of the first live video processing apps to receive a "New Technology Qualified" recognition from a third-party organization, the American Bureau of Shipping, one of the world's biggest sea-worthiness certifying authority for improving camera clarity in low visibility aquatic environments.**

Lolaark Vision's tech has the potential not only to revolutionize industries, but also save lives from potential accidents by minimizing auto-pilot or human operator errors. Our software isn't a luxury; it is a key step in the evolution of live video stream restoration and is designed to elevate the level of integration of cameras with AI-powered systems. As such systems become more ubiquitous in everyday life, **Lolaark Vision's technology can provide the necessary visual clarity for AI-based camera operating systems when visibility conditions force the system to operate outside of its standard operating envelope, which may enhance the system's accuracy.**



Lolaark Vision
Empowering drivers to see clearly



Lolaark Vision Inc.
User Testimonial
Lolaark Vision helps our divers see and feel safe even in the harshest waters.
Wesley Guntharp
President
Texas Commercial Diving Inc.
Houston, TX
INVEST NOW

PROBLEM

Real-time operations such as self-driving cars, security and surveillance, underwater inspections require adequate visibility for optimal performance. Shades, low light, glare, strong headlights, fog, heavy rain and murky water often reduce camera visibility, thus increasing error probabilities. As our lives are becoming increasingly machine dependent and human vision is gradually being replaced or complemented by camera vision there is no room even for small errors.

For instance, an autopilot for self-driving cars must detect objects ahead even under poor lighting conditions in order to avoid potentially dangerous obstacles. Security and Surveillance systems (such as face and object recognition systems) and drones can suffer poor visibility due to low illumination, haze, fog, precipitation, or smoke. Camera sensors are unable to capture images with sufficient clarity in such conditions, which makes object recognition and scene perception both by humans and machines very difficult and often inaccurate. Structural safety inspections in aquatic environments carried out by Remotely Operated Vehicles or divers usually occur in inland water bodies or in river ports where visibility is always a difficult obstacle to overcome.



12-06-2022--11:55:31 ET

All of these industries rely on accurate and clear camera views to provide the necessary visibility for their respective users. The common problem in all of these cases is to find fast and efficient algorithms restoring visibility in real-time for videos and images and for a broad spectrum of conditions.

SOLUTION

The technology we invented is able to clarify live video streams and still images and for a broad spectrum of conditions and types of digital cameras.

It can be used with night vision or even infra-red spectrum operating cameras as well as with cameras tuned to capture images in spectra beyond the typical human visual spectrum. Our technology may be highly parallelizable, which means we may be able to implement it in real time by taking advantage of programmable Graphics processing units, such as NVIDIA graphics cards, fitted even in laptops.

It also is designed to achieve high restoration clarity for a great variety of visibility and operating conditions. In a trial performed for the American Bureau of Shipping we improved video clarity by 110% on average. This unique level of performance may provide us with a strong foothold in multiple markets.


Low accuracy in poor visibility
Camera
Your Tech
Much greater accuracy
Camera
Our Tech
Your Tech

Our technology may work either as a standalone software product or be plugged into an image processing and data analysis pipeline. One such example is self-driving cars. Lolaark Vision has the technology to assist those AI-based autopilot systems by improving the visual quality of the camera inputs.

Our technology may help an autopilot or human detect objects ahead even under poor lighting conditions to avoid dangerous obstacles in a timely manner. It is also designed to assist drone operators and even helicopter pilots who need to operate under visual flight rules in hazy weather.



First Market Release: For marine operations offshore, in port, or inland, our technology has been packaged into a commercial product for up to 1080p underwater cameras to clean up a live video stream. You can watch the first official trial video below. Commercial divers and underwater drone operators can also use our technology with more confidence about what they see in a fraction of time. Our technology can achieve an average 50% reduction of the time required for commercial divers and underwater drone operators to inspect submerged structures such as ship hulls, dams, bridges. Thus the person/time cost for such operations is significantly reduced along with accident probabilities. In recent testing, in the Port of Galveston, our software managed to increase the visibility radius of underwater cameras in murky waters and improved image clarity by 110% on average. This means that what a naked camera can see in 10 inches of distance, the same camera with our software can see equally well at 22 inches of distance (performance independently verified by the American Bureau of Shipping in New Technology Qualification Report for Lolaark Vision). In the same environment, a human can see only 6-7 inches away.



Electronically published by ABS Houston.
Reference T2385780, dated 27-MAR-2023.

STATEMENT OF MATURITY ABS

Client Name: Lolaark Vision Inc.
Date Issued: March 27, 2023

Certificate Number: T2385780

TECHNOLOGY QUALIFIED

This is to certify that

LOLAARK VISION REAL-TIME VIDEO CLARIFIER

has been reviewed in accordance with the ABS *Guidance Notes on Qualifying New Technologies* [1], ABS *Guidance Notes on the Use of Remote Inspection Technologies* [2], and ABS *Guide for Smart Functions for Marine Vessels and Offshore Units* [3]. The technology is validated through demonstration as being able to perform within the established performance requirements for a defined period of time in accordance with the defined performance requirements as outlined in the reference document [4]. The "Technology Qualified" maturity corresponds to a Technology Readiness Level (TRL) of 4 as defined in [6]. The technology may now proceed to the ***System Integration Stage***.

Description and Application: The Lolaark Vision Real-Time Video Clarifier software tool ("prototype") is an advanced mathematical algorithm to enhance the quality of real-time video streams and video recordings to assist in underwater inspection activities. It supports remote inspection activities under low visibility underwater conditions conducted by an experienced team of inspectors, human diver(s), and, in potential future applications, Remotely Operated Vehicles (ROVs).

Boundaries: The NTQ Prototype Validation review is limited to the functionality and capability of the software tool. Any hardware, including the HD-SDI video camera, underwater camera lights, underwater cables, signal converters, and supporting computer operating systems, are outside the scope. Further, assessment of the software development standards, software quality and cybersecurity-related vulnerabilities are outside the scope

BUSINESS MODEL

Our potential clients are other businesses who manufacture large systems used for operations such as security, surveillance, navigation including on land, sea or air, incorporating object detection and recognition. Such businesses build self-driving cars, or drones, security systems, etc., powered by AI or conventional ones. They have the opportunity to integrate our technology either as a standard or an add-on preprocessing plugin to potentially increase the performance accuracy of their systems when visibility conditions are poor and outside of the standard operating envelope of their systems.


THE FUTURE OF AERIAL NAVIGATION
Lolaark vision
Flying in foggy weather
Fly safer in poor visibility conditions due to bad weather by increasing your visibility radius.
with Lolaark Vision
Our technology
Making the invisible visible
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Commercial divers, underwater drone operators can also use our technology to better inspect submerged structures such as ship hulls, dams, bridges in their operations when water turbidity poses big visibility problems. Marine robots and ROVs may be able to use our technology to make their subsurface navigation more efficient and safe as well – those constitute our first main target market.

Within this framework, our main revenue stream is planned to come from royalties collected from these other companies operating in the aforementioned verticals.



Our potential clients are other businesses who manufacture large systems used for operations such as security, surveillance, navigation, incorporating object detection and recognition. These vendors may integrate our technology as a preprocessing plugin to potentially increase the accuracy of their systems when visibility conditions are poor. Within this framework, our main revenue stream may come from royalties collected from these other companies operating in the aforementioned markets. The revenue stream may be generated either by royalties when the technology becomes a plugin of another system, e.g. a drone navigation system, or by sales of a standalone software, e.g. for surveillance and security cameras.

We are about to begin the commercial distribution of the technology for commercial divers and gradually in 2023 for all types of underwater drones on a monthly subscription basis.

MARKET

The global AI Camera Market is growing rapidly, witnessing the rising demand from all major industries. Besides, the growing uptake of AI cameras in industries such as government, aerospace & defense, BFSI, aviation, and retails boosts the market share. AI Camera Market is expected to reach USD 21.58 Billion by 2025 at 23.8% CAGR.

The global autonomous vehicle market was valued at $76.13 billion in 2020, and is projected to reach $2,161.79 billion by 2030, registering a CAGR of 40.1% from 2021 to 2030.


Lolaark Vision Inc.
The future of machine vision
Raw frame
Aerial Navigation
Enhanced
OUR TECHNOLOGY
Raw frame
Underwater Survey
Enhanced
OUR TECHNOLOGY
Raw frame
Night Driving
Enhanced
OUR TECHNOLOGY
Raw frame
Piloting Drones
Enhanced
OUR TECHNOLOGY
Get better visual clarity for safer navigation in land, air and underwater
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The true beauty of our technology is its potential applicability across multi billion-dollar markets. Major industries such as transportation (e.g maritime assets and bridge inspections, self-driving cars, helicopters, and car auto-pilots), security, defense, and surveillance (UAVs, hyperspectral, infra-red, and HD-security cameras), manufacturing, healthcare (robotic surgeries), and even entertainment are adopting artificial intelligence based camera operations. Two niche rapidly growing industries are small, relatively inexpensive ROVs that come in many sizes. Currently, in North America 482.61 million ROV/AUV vehicles may be sold by the end of 2023 with a CAGR of 7%. This trend provides Lolaark Vision an incredible opportunity to establish itself across multiple industries.

Our target market splits among several verticals. Our first target market is the underwater inspections industry serving maritime and oil and gas businesses as well as civil engineering firms inspecting and maintaining bridges.


DRONES AND SHIPS

SUCCESS TO DATE

July 2021: Formation of Lolaark Vision Inc.

July 2021: Lolaark Vision Real-time Video Clarifier working at 720p and 24 frames per sec. This is our functional prototype.

July 2021: Lolaark Vision Off-line Video and Still Image Clarifier for Saved Video up to 4K and Still Photos.

September 2021: First Crowdfunding campaign starts on the StartEngine platform.

May 2022: Our MVP Lolaark Vision Real-time Video Clarifier working at 1080p and 30 frames per second is ready for testing.

August 2022: We submit the Lolaark Vision Real-time Video Clarifier for New Technology Qualification consideration.

September 2022: Our Crowdfunding campaign on StartEngine closes – we raised about $340K.

March 2023: The American Bureau of Shipping issues a technology maturity letter for the Lolaark Vision Real-time Video Clarifier. ABS declares the LV technology as qualified for remote inspection technologies.

April 2023: USPTO Provisional Patent Application filed.

PRESS

- **Digital Wildcatters Podcast**
  Lolaark Vision on Oil and Gas Startups
- **PRWeb**
  Lolaark Vision Inc Launches With a Novel Visibility Enhancement Technology in Its Portfolio
- **AccessWire**
  Lolaark Vision Inc Eyeing the First Scheduled Product Launch After Reaching the Initial Milestone of 200K CrowdFundings
- **MarketsInsider**
  Lolaark Vision Inc Eyeing the First Scheduled Product Launch After Reaching the Initial Milestone of 200K CrowdFundings
- **University of Houston**
  UH Startup Spotlight: Lolaark Vision Inc.
- **Lolaark Vision YouTube Channel**

TEAM



Emanuel Papadakis, Ph.D

President, Treasurer, and Director

Papadakis is a Professor of Mathematics at the University of Houston in Houston, Texas. He has over 22 years of experience in applied mathematics. His area of research includes image and video processing, computer vision, deep learning, neuroscience imaging with an emphasis on the synaptic network, and statistics. Professor Papadakis is the second inventor of the technologies of Lolaark Vision. So far, Papadakis has been the mentor of six Ph.D students.



Sanat Kumar Upadhyay, Ph.D.

Vice President, CTO, and Director

Sanat Kumar Upadhyay is the primary inventor of the technologies of Lolaark Vision, which he initially formulated as part of a research project with co-inventor Prof. Emanuel Papadakis. He later headed our team in successfully translating the work into commercial prototypes. He has 11 years of research and development experience in applied mathematics, computer science, software development, and microscopy, which gives him a very strong multidisciplinary background.



Randy Gagnon

Secretary and Director



Dipendra Singh

Director and Advisor

Randy Gagnon is one of our domain experts in the field of marine operations. He is the CEO of a successful company serving the maritime industry, theTexas Commercial Diving Inc. TCD is a business leader in the Houston-Galveston area for underwater ship repair, propeller polishing, hull cleaning and under water seal replacement for over 30 years. Randy is a professional diver and in this capacity he is one of our in-house experts for the Lolaark Vision prototype's trials in the murky waters.

Dipendra K. Singh is a seasoned entrepreneur who has founded and co-founded several successful startups and has immense experience in business development and corporate finance. He is the Founder and owner of INET Business Solutions, Inc, which has become a highly reputed name among attorneys, accounting professionals, and small to medium-sized businesses.

USE OF PROCEEDS

If the offering's maximum amount of $550,000 is raised:

Use	Value	% of Proceeds
Operating cost	$15,000	2.7%
Accounting and legal fees	$13,000	2.4%
Product development cost	$300,000	54.5%
Research projects	$92,250	16.8%
Marketing expenses and tech shows	$55,200	10.0%
Certification fees	$20,000	3.6%
Executive compensation	$27,600	5.0%
Intermediary fees	$26,950	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Lolaark Vision Inc.. This offering must raise at least $10,000 by September 29, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Lolaark Vision Inc may issue additional securities to raise up to $550,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,009,544 shares
× $2.50 per share

$20,023,860 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 9, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jul 4, 2023 — HAPPY 2ND BIRTHDAY LOLAARK VISION What we have...

Jun 30, 2023 — When one drives in the night animal encounters...

Jun 22, 2023 — Artificial intelligence really needs no...

Jun 14, 2023 — Our first product the Clarifier for HD-SDI...

May 17, 2023 — Lolaark Vision in the Offshore Technology...

May 9, 2023 — Primary offering of 220,000 shares at $2.50

May 9, 2023 — Filed Form C

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